Exhibit 11 -- Computation of Earnings Per Share


                                                  Fiscal Year Ended December 31,
                                              1998            1997            1996
                                           -----------     -----------     -----------
BASIC & FULLY-DILUTED *

             Net loss                      $  (113,000)    $  (602,000)    $   (68,000)

             Average shares outstanding      1,265,000       1,051,329               1

             Net loss per share amount     $     (0.09)    $     (0.57)             --

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(*) Based on the net loss for the periods, there was no dilutive effect.